Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG RESULTS FOR FIRST QUARTER OF 2016

- Consolidated Net Revenues Increased 10.1% From First Quarter of 2015

- Adjusted EBITDA for the First Quarter of 2016 Rose 66.7% to $3.6 Million

- Both Rising Star and the Northern Nevada Segment Generated Strong Growth in the Period

- Company Expects to Close on Bronco Billy's Acquisition in Mid-May

- Net Loss for the First Quarter of 2016 Improved to $330,000
From a Net Loss of $1.8 Million in the Prior-Year Period

Las Vegas – May 4, 2016 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the first quarter ended March 31, 2016.

"We are proud of our Company's continued growth in the first quarter of 2016, this time led by our Rising Star and Northern Nevada segments," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "On a consolidated basis, Adjusted EBITDA(a) rose to $3.6 million, a 66.7% improvement from the first quarter of 2015. Net revenues rose 10.1% to $32.0 million. The first quarter was a strong start to the year, and we look forward to the continued bright future that we see for all of our properties. This was our fourth consecutive quarter of year-over-year improvement in Adjusted EBITDA.

"At Rising Star," continued Mr. Lee, "we had our best first quarter in several years. A continued focus on our marketing strategies resulted in net revenues that increased by $1.1 million, or 10.2%, versus the prior-year period. Careful cost controls resulted in a similar increase in Adjusted Property EBITDA, which improved from $205,000 in the prior-year period to $1.3 million in the recent quarter.

"At the Silver Slipper, net revenues rose by 8.2%, in part due to the opening of our new hotel, which opened in stages between May 2015 and September 2015. The new hotel helped offset the negative impact of heavy rainfall in the Gulf Coast region during the first quarter of 2016, which caused flooding of roads in the area, including on several weekends. The costs of operating the new hotel kept Adjusted Property EBITDA flat despite the revenue increase. Were it not for the weather issues, management believes that revenues would have risen by more than 8.2% and Adjusted Property EBITDA would have increased from the prior-year period.

"For our Northern Nevada segment, net revenues grew 15.8% and Adjusted Property EBITDA more than doubled. The Grand Lodge Casino benefited from increased visitation due to significantly improved snow levels and an extended ski season at the area's ski resorts. At Stockman's Casino, we replaced the carpet at the property and improved the overall casino layout in November 2015. Those changes were well-received by guests, with both traffic levels and financial results rising over the prior-year period.

"Lastly," concluded Mr. Lee, "while no deal is truly complete until the signatures are exchanged, we believe we are very close to simultaneously closing on the refinancing of our debt and the acquisition of Bronco Billy's in Cripple Creek, Colorado. We have the appropriate commitments from our lenders and we are close to having all regulatory approvals. We hope to close that complicated transaction by the middle of May."

On a consolidated basis, net revenues in the first quarter of 2016 increased 10.1% to $32.0 million, up from $29.1 million in the prior-year period. Adjusted EBITDA rose to $3.6 million in the 2016 first quarter from $2.1 million, an increase of 66.7%. Net loss for the first quarter of 2016 was $330,000, or a loss of $0.02 per common share, compared to a net loss of $1.8 million, or a loss of $0.09 per common share, in the prior-year period. Despite the net loss due in part to depreciation and other non-cash charges that are fairly large relative to our Company's size, we produced significant cash flow from operating activities in both periods.

First Quarter 2016 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 8.2% in the first quarter of 2016 to $14.8 million from $13.7 million in the prior-year quarter. Adjusted Property EBITDA was flat at $2.7 million for the first quarter of both years. Results in the 2016 period were affected by the flooding of roads throughout the Gulf Coast area, which impacted customer traffic to our property, particularly on a few key weekends. Additionally, we had an increase in operating costs related to the Silver Slipper's new hotel, which opened in stages between May 2015 and September 2015. Hotel occupancy improved throughout the quarter, rising from 72% in January 2016 to 91% in March 2016.

•
At the Rising Star Casino Resort, net revenues increased by 10.2% to $12.2 million in the 2016 first quarter, the result of several new marketing initiatives. Careful cost controls resulted in Adjusted Property EBITDA rising to $1.3 million, a $1.1 million improvement from Adjusted Property EBITDA of $205,000 in the first quarter of 2015.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. The Grand Lodge Casino benefited from improved snowfall and visitation to the ski resorts surrounding Grand Lodge, as well as an increase in the table games hold percentage. Stockman's Casino benefited from casino layout and carpet improvements in November 2015, as well as marketing enhancements and certain management and operational changes. Northern Nevada net revenues rose 15.8% to $4.9 million from $4.2 million in the 2015 first quarter. Adjusted Property EBITDA for the Northern Nevada segment more than doubled to $767,000 in the first quarter of 2016 from $363,000 in the 2015 period.

•
On September 27, 2015, the Company entered into an agreement to purchase the assets and certain liabilities of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado for $30.0 million, subject to working capital and other certain adjustments. Upon entering the agreement, the Company made a $2.5 million deposit which would be forfeited under most circumstances if the transaction is not consummated. Targeting the approximately 700,000 people in the Colorado Springs MSA, Bronco Billy's has approximately 830 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. We expect to close on this acquisition in mid-May, in connection with the refinancing of the Company's outstanding first and second lien debt and subject to regulatory approvals and completion of other customary closing conditions.

•
On March 16, 2016, the Company amended the hotel lease for The Lodge at Rising Star, one of two hotels that the Company operates at Rising Star Casino Resort. The Company and the hotel's landlord, Rising Sun/Ohio County First, Inc., agreed to: (i) extend the initial term of the hotel lease by four years to October 1, 2027, and (ii) reduce the monthly rent from April 2016 through March 2020 by approximately $1 million in total. In return for such revisions, the Company committed to invest at least $1 million in capital improvements at the Rising Star property. Effectively, the transaction helps fund a portion of the planned improvements on terms that are attractive to the Company.

•
In July 2015, the Company reached a settlement with the Nambe Pueblo tribe related to funds previously advanced by the Company to Nambe Pueblo as part of a development agreement and a security and reimbursement agreement from 2005. In consideration for the release of any future claims and other items as defined within the settlement agreement, Nambe Pueblo was expected to pay a total of $500,000 to the Company. The first installment of $250,000 was received in July 2015. The remaining $250,000 balance was received in the first quarter of 2016.

•
The Company incurred approximately $287,000 of project development and acquisition expenses during the first quarter of 2016. This amount primarily consists of costs related to the Company's pending acquisition of Bronco Billy's Casino and Hotel and its pursuit of growth opportunities in Indianapolis and other potential markets.

Liquidity and Capital Resources
As of March 31, 2016, the Company had $13.7 million in cash (including restricted cash) and $65.0 million in outstanding first and second lien debt. Of the Company’s $5.0 million revolving credit facility, $2.0 million was drawn at March 31, 2016. Net debt as of March 31, 2016 was $51.3 million.

Conference Call Information
The Company will host a conference call for investors today, May 4, 2016, at 1:30 p.m. PT (4:30 p.m. ET) to discuss its 2016 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 542-1101 or, for international callers, (719) 325-2248.

A replay of the conference call will be available shortly after the conclusion of the call through May 18, 2016. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 2384035.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding Full House’s receipt of remaining regulatory approvals, completion of its debt refinancing, closing of its acquisition of Bronco Billy's Casino and Hotel, and our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the failure to refinance our debt upon favorable terms and conditions or at all, the failure to complete our pending acquisition of Bronco Billy's (including as a result of our inability to obtain remaining regulatory approvals, to comply with the conditions precedent under the purchase agreement, and/or refinance our debt), an increase in Full House's indebtedness if the Bronco Billy’s acquisition closes, dependence on existing management, competition, uncertainties over the development and success of our expansion projects (including the new completed hotel tower at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financials
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2016	2015
Revenues
Casino	$29,130	$26,354
Food and beverage	6,229	5,849
Hotel	1,965	1,279
Other operations	739	638
Gross revenues	38,063	34,120
Less promotional allowances	(6,056)	(5,036)
Net revenues	32,007	29,084
Operating costs and expenses
Casino	14,685	13,732
Food and beverage	1,966	2,100
Hotel	202	120
Other operations	303	268
Selling, general and administrative	11,340	10,844
Project development, acquisition costs and other	287	42
Depreciation and amortization	1,693	1,992
	30,476	29,098
Operating income (loss)	1,531	(14)
Other expense, net
Interest expense, net of capitalized interest	(1,762)	(1,525)
Other	—	12
	(1,762)	(1,513)
Loss before income taxes	(231)	(1,527)
Provision for income taxes	99	228
Net loss	$(330)	$(1,755)
Basic and diluted loss per share	$(0.02)	$(0.09)
Basic and diluted weighted average number of common shares outstanding	18,969	18,877

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Loss
(In Thousands, Unaudited)

	Three months ended
	March 31,
	2016	2015
Net Revenues
Silver Slipper Casino and Hotel	$14,845	$13,724
Rising Star Casino Resort	12,246	11,115
Northern Nevada Casinos	4,916	4,245
	$32,007	$29,084

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,661	$2,696
Rising Star Casino Resort	1,301	205
Northern Nevada Casinos	767	363
Corporate	(1,161)	(1,123)
	3,568	2,141

Depreciation and amortization	(1,693)	(1,992)
Impairments	—	(84)
Pre-opening costs	—	(38)
Project development & acquisition costs	(287)	(4)
Stock compensation	(57)	(37)
Operating income (loss)	1,531	(14)
Non-operating expense, net
Interest expense, net of capitalized interest	(1,762)	(1,525)
Other	—	12
	(1,762)	(1,513)
Loss before income taxes	(231)	(1,527)
Provision for income taxes	99	228
Net loss	$(330)	$(1,755)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com